Exhibit 1.2

                                                                EXECUTION COPY


                                 $1,000,000,000

                              THE MONEY STORE INC.

                   The Money Store Asset Backed Certificates,
                                  Series 1996-C

                                PRICING AGREEMENT

                                                        September 20, 1996


Prudential Securities Incorporated
 as representative of the Underwriters
One New York Plaza
New York, New York 10292

Ladies and Gentlemen:

     Reference is made to the Underwriting Agreement, dated September 20, 1996 (the "Underwriting Agreement"), relating to $1,000,000 aggregate principal amount of The Money Store Asset Backed Certificates, Series 1996-C, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-7, Class A-8, Class A-9, Class A-10, Class A-11, Class A-12, Class A-13, Class A-14 and Class A-15 (collectively, the "Class A Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Prudential Securities Incorporated, as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, the price to public and the Underwriter's discount shall be as follows:


              Initial Class   Pass-                                  Proceeds to
              Certificate     Through      Price to     Underwriting Originators
Class          Balance        Rate         Public (1)   Discount      (1)(2)
-----         -------------  ----------   ------------  ------------ -----------

Class A-1     $124,838,000     6.700%      99.984375%     0.1500%    99.834375%
Class A-2       30,516,000     6.840%     100.000000%     0.2000%    99.800000%
Class A-3       76,680,000     7.070%     100.000000%     0.2250%    99.775000%
Class A-4       54,763,000     7.400%      99.953125%     0.2650%    99.688125%
Class A-5      117,500,000       (3)      100.000000%     0.2000%    99.800000%
Class A-6       51,521,000     7.690%      99.984375%     0.3000%    99.684375%
Class A-7       44,182,000     7.910%      99.953125%     0.3750%    99.578125%
Class A-8      215,000,000       (3)      100.000000%     0.2000%    99.800000%
Class A-9       60,000,000       (4)      100.000000%     0.2500%    99.750000%
Class A-10      83,869,000       (3)      100.000000%     0.1500%    99.850000%
Class A-11      48,198,000     6.960%     100.000000%     0.2250%    99.775000%
Class A-12      22,388,000     7.250%      99.984375%     0.2750%    99.709375%
Class A-13      20,627,000     7.540%      99.968750%     0.3250%    99.643750%
Class A-14      24,918,000     7.785%      99.968750%     0.3750%    99.593750%
Class A-15      25,000,000     7.625%     100.000000%     0.3750%    99.625000%
            --------------                ----------     -------    -----------

Total       $1,000,000,000


(1) Plus accrued interest from September 1, 1996 to, but not including, the Closing Time (other than the Class A-5, Class
         A-8 and Class A-10 Certificates, which shall accrue interest from September 15, 1996, and the Class A-9 Certificates, which shall accrue interest from the Closing Time).

(2)      Before deducting expenses payable by the Company.

(3)      The  Pass-Through  Rate for the Class A-5, Class A-8 and Class
         A-10  Certificates  will  equal  LIBOR plus  0.20%,  O.20% and
         0.11%, respectively, subject to the Net Funds Cap. In the case of the  Class  A-5 and  Class  A-10,  in no  event  shall  the
         Pass-Through  Rate  exceed  14.00%  per  annum.  For the first
         Remittance  Date,  the  Pass-Through  Rate for the Class  A-5,
         Class A-8 and Class A-10  Certificates  shall be 5.70%,  5.70%
         and 5.61% respectively.

(4) The Pass-Through Rate for the Class A-9 Certificates will be determined pursuant to the Auction Procedures described in Annex I to the Prospectus Supplement, subject to the Net Funds
         Cap, but in no event exceeding 14.50% per annum. For the first
         Remittance  Date,  the  Pass-Through  Rate for the  Class  A-9
         Certificates shall be 5.50%.

     The Class A Certificates will be offered by the Underwriters to the public subject to the concessions and discounts set forth in the Prospectus.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                        Very truly yours,

                        THE MONEY STORE INC.


                        By: /s/ Morton Dear
                            Name:  Morton Dear
                            Title: Executive Vice President

CONFIRMED AND ACCEPTED, as of
the date first above written:

PRUDENTIAL SECURITIES INCORPORATED


By: /s/ Brendan Keane
    Name: Brendan Keane
    Title: Vice President

Acting on behalf of itself
and as the representative
of the Underwriters.